Exhibit 10.1

MASTER AGREEMENT
by and among
HUNTER MARITIME ACQUISITION CORP., as Buyer
and
ROVISON SHIPPING COMPANY LIMITED, FRANTIA SHIPPING COMPANY LIMITED, VICTORSCOPE SHIPPING COMPANY LIMITED, LODEO SHIPPING COMPANY LIMITED AND VIRETO SHIPPING COMPANY LIMITED,
as Sellers (and each a Seller)

Dated as of April 26, 2017

TABLE OF CONTENTS
i

Section 10.8	Severability	22
Section 10.9	Amendments in Writing	22
Section 10.10	Entire Agreement	22
Section 10.11	Exhibits and Schedules	22
Section 10.12	Successors and Assigns	22
Section 10.13	No Third-Party Beneficiaries	22
Section 10.14	Execution in Counterparts; Facsimile Signatures	22
Section 10.15	Non-Recourse	22
Section 10.16	Specific Performance	23

SCHEDULES:
Schedule 1:          The Sellers and the Vessels
Schedule 2:          Vessel Contracts
EXHIBITS:
Exhibit A:	Memoranda of Agreement

Exhibit B:	Form of Novation Agreement

Exhibit C:	Form of Right of First Refusal Agreement for Technical Management of Certain Vessels

Exhibit D:	Form of Technical Management Agreement

ii

MASTER AGREEMENT
This MASTER AGREEMENT, dated as of April 26, 2017 (this "Agreement"), is made by and among Hunter Maritime Acquisition Corp., a Marshall Islands corporation ("Hunter Maritime") and Rovison Shipping Company Limited, Frantia Shipping Company Limited, Victorscope Shipping Company Limited, Lodeo Shipping Company Limited and Vireto Shipping Company Limited, each a Cypriot company (collectively, the "Sellers" and each one of them a "Seller"). Hunter Maritime and the Sellers are sometimes referred to herein collectively as the "Parties," and individually, a "Party."
RECITALS
WHEREAS, Hunter Maritime is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, debt acquisition, stock purchase, reorganization or other similar business combination, vessels, vessel contracts (including contracts for the purchase and charter-in of vessels) or one or more operating businesses in the shipping industry (the "Business Combination").
WHEREAS, each Seller is the legal and equitable owner of the vessel set forth adjacent to the name of such Seller in Schedule 1 hereto (collectively, the "Vessels").
WHEREAS, the Sellers desire to sell, transfer, convey and assign to Hunter Maritime, and/or its subsidiary nominee(s), and Hunter Maritime desires to purchase each Seller's respective rights, title and interest in and to its Vessel, together with certain contracts related to the Vessels set forth in Schedule 2 hereto (the "Vessel Contracts"), in accordance with the terms and conditions of this Agreement and the Ancillary Agreements (defined below), including the Memorandum of Agreement applicable to each such Vessel, each entered into as of the date hereof and attached hereto as Exhibits A-1 through A-5, in an en-bloc transaction (such transaction, the "Vessel Sale and Purchase"), for the purchase price per Vessel that is set forth in Schedule 1 hereto (with respect to each Vessel, a "Vessel Purchase Price"), for the aggregate purchase price of $139,400,000, as such price may be reduced by the Vessel Purchase Price of any Vessel that is not delivered to Hunter Maritime or its subsidiary nominee at Closing pursuant to the related Memorandum of Agreement (the "Aggregate Purchase Price").
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I

 DEFINITIONS; RULES OF CONSTRUCTION
Section 1.1          Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:
"Aggregate Purchase Price" has the meaning set forth in the recitals hereto.
"Agreement" has the meaning set forth in the Preamble hereto.
"Ancillary Agreements" means, collectively, (i) the Memoranda of Agreement, (ii) the Novation Agreements, (iii) the Technical Management Agreements, (iv) the Right of First Refusal Agreement, and (v) any other agreements required to be executed and delivered by Hunter Maritime and/or its subsidiary nominee(s), on the one hand, and any one or more Seller, on the other hand, in connection with any transaction contemplated hereby or thereby.
"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal public holiday or a day on which banking institutions in the City of New York, State of New York, or in Antwerp, Belgium, or in Limassol, Cyprus, or in Hamburg and Frankfurt, Germany are authorized or required by law or other governmental action to close.
"Business Combination" has the meaning set forth in the recitals hereto.
"Claim" has the meaning set forth in Section 10.15 hereof.
"Closing" has the meaning set forth in Section 3.1 hereof.
"Closing Date" has the meaning set forth in Section 3.1 hereof.
"Environmental Laws" means applicable Laws (including Maritime Laws) and any agreement with any Governmental Authority, in each case, relating to human health and safety, the environment or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
"Financial Statements" has the meaning set forth in Section 6.3(b) hereof.
"Governmental Authorizations" means all licenses, permits (including construction permits), certificates, waivers, consents, franchises, accreditations, exemptions, variances, easements, expirations and terminations of any waiting period requirements and other authorizations and approvals from any Governmental Authority.
"Governmental Authority" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any national, federal, state, local, international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof, or any arbitral body.
"HMAC Common Shares" means the Class A common stock, par value $0.0001 per share, of Hunter Maritime.
"HMAC Indemnified Person" has the meaning set forth in Section 7.2 hereof.
"HMAC Share Redemption" means Hunter Maritime's offer to purchase HMAC Common Shares pursuant to Section 9.2 of Hunter Maritime's Amended and Restated Articles of Incorporation, subject to certain conditions described in the related offer to purchase and letter of transmittal, which may be amended, extended or terminated by its terms or otherwise in the sole discretion of Hunter Maritime's Board of Directors.
"Hunter Maritime" has the meaning set forth in the preamble hereto.

"Iran Sanctions" has the meaning set forth in Section 4.1(h) hereof.
"Law" or "Laws" means any applicable English, United States, or other international statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.
"Lien" means, with respect to any property or asset, any mortgage, lien (including any maritime lien), pledge, hypothecation, charge (whether fixed or floating), assignment, deed of trust, security interest, infringement, interference, right of first refusal, right of first offer, preemptive right, option, community property right, claim or other encumbrance of any kind in respect of such property or asset, other than any of the above that is permitted under the applicable MOA and other than all rights incurred under any Vessel Contracts.
"Maritime Laws" means any rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to any Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, such Vessel's classification society or the insurer(s) of such Vessel.
"Material Adverse Effect" means an event that has or would have, with respect to a Party, (i) an adverse effect on the legality, validity or enforceability of this Agreement or any Ancillary Agreement, (ii) render such Party insolvent, or (iii) the material impairment or delay the ability of such Party to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Party is a party.  For the avoidance of doubt, a material reduction in the trading price of Hunter Maritime's shares on Nasdaq after the public announcement of the transaction contemplated by this Agreement and the Ancillary Agreements shall not constitute a Material Adverse Effect.
"Memoranda of Agreement" or "MOAs" means the five separate memoranda of agreement, each relating to the purchase and sale of one of the Vessels, each dated the date hereof, between Hunter Maritime and/or its subsidiary nominee(s) and the applicable Seller, copies of each of which are attached hereto as Exhibits A-1 to A-5.
"Nasdaq" means The Nasdaq Stock Market LLC.
"Net Assets" means the Trust Funds, less the deferred underwriting discounts and commissions held in the trust account and taxes payable on the income earned on the Trust Funds, as of the date of this Agreement.
"Novation Agreements" means each of the tripartite novation agreements with respect to the Vessel Contracts, in the form attached hereto as Exhibit B, pursuant to which a Seller shall sell, transfer, convey, and assign, or shall cause to be sold, transferred, conveyed and assigned, to Hunter Maritime or its subsidiary nominee, all of its respective rights, title, and interests under the Vessel Contracts, without any further approval from or compensation to the counterparty thereto, except as provided in the relevant Novation Agreement with regard to obligations, liabilities and claims accrued on account of the applicable Seller in its capacity as owner under such Vessel Contract, up to the effective date and time of novation, each of which shall be entered into on or prior to the Closing.
"Organizational Documents" means, with respect to any Person that is not a natural person, the documents by which such Person establishes its legal existence or which govern its internal affairs, including such Person's charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.
"Other Filings" has the meaning set forth in Section 6.3(b) hereof.
"Party" or "Parties" has the meaning set forth in the recitals hereto.
"Permitted Liens" means Liens created by Hunter Maritime, Liens created under Seller Credit Agreements, any transfer restrictions created by this Agreement and any Liens created in the ordinary course of the Vessels' operation, such as maritime liens in favor of the Vessels' crew, in favor of ports, tug boat companies, pilots.
"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
"Redemption Limit" has the meaning set forth in Section 8.2(i) hereof.
"Release Documents" has the meaning set forth in Section 6.2 hereof.
"Right of First Refusal Agreement" means the Right of First Refusal Agreement for the technical management of certain of Hunter Maritime's vessels, to be entered into with the Technical Manager at the Closing, in substantially the form set forth on Exhibit C hereto.
"Sanctions" has the meaning set forth in Section 4.1(h) hereof.
"SEC" means the United States Securities and Exchange Commission.
"SEC Financial Requirements" has the meaning set forth in Section 6.3(c).
"SEC Statement" has the meaning set forth in Section 6.3(a) hereof.
"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
"Seller" and "Sellers" has the meaning set forth in the preamble hereto.
"Seller Credit Agreements" means the secured term loan and bullet loan facility agreement dated April 6, 2016 between Barat Shipping Ltd., Limassol, Cyprus, as borrower and HSH Nordbank AG, Hamburg and Kiel, Germany, as agent, mandated lead arranger, super senior lender, senior lender, super senior security trustee and senior security trustee (the "Agent Bank") (as amended and restated by an amending and restating agreement dated June 9, 2016 and as further amended from time to time) and all security documents related thereto.
"Seller Information" means information about each Seller and the Vessels reasonably sufficient, as determined by Hunter Maritime or as required by Laws or requested by the SEC, to permit Hunter Maritime to prepare and file the SEC Statement or such other statement or report with the SEC as may be required by the United States federal securities laws relating to the transactions contemplated hereby and any other filings required to be made by Hunter Maritime under the Securities Act or the Exchange Act.
"Survival Date" has the meaning set forth in Section 10.1.
"Technical Management Agreement" means the Technical Management Agreement to be entered into with the Technical Manager at the Closing with respect to each of the Vessels, in substantially the form set forth on Exhibit D hereto.
"Technical Manager" means Ambra Shipmanagement Limited, of Limassol, Cyprus.
"Tender Expiration Date" means the date on which the HMAC Share Redemption expires, which shall be no later than 45 days after the date of this Agreement.
"Tender Extension Period" means a period of not more than 5 days by which Hunter Maritime may, in its sole discretion, extend the Tender Expiration Date in order to respond to any SEC comments on the SEC Statement relating to the HMAC Share Redemption or otherwise in connection with the effectuation of the HMAC Share Redemption and/or to facilitate the continued listing of Hunter Maritime on Nasdaq.
"Trust Account" means the account established by Hunter Maritime where certain of the proceeds from its initial public offering were deposited for the benefit of its public shareholders (the "Trusts Funds", for which Continental Stock Transfer & Trust Company, a New York corporation, acts as trustee (the "Trustee") pursuant to an Investment Management Trust Agreement, dated as of November 18, 2016 (the "Investment Management Trust Agreement").
"USD" or "$" means United States dollars.
"Vessel" or "Vessels" means each of the vessels, and collectively, all of the vessels, listed in Schedule 1 hereto that are being sold in accordance with the terms and conditions of this Agreement and each respective MOA.
"Vessel Contracts" has the meaning set forth in the recitals hereto.
"Vessel Purchase Price" has the meaning set forth in the recitals hereto.
"Vessel Sale and Purchase" has the meaning set forth in the recitals hereto.
"Voting Agreement" means each voting agreement to be entered into by and between Hunter Maritime and certain of its shareholders, pursuant to which such shareholders will agree, among other things, with respect to all of the HMAC Common Shares that each such shareholder is entitled to vote as of the effective date of such Voting Agreement, (i) at any meeting of shareholders called for the purpose of voting on the transfer of corporate domicile of Hunter Maritime from the Republic of the Marshall Islands to Belgium, or another jurisdiction recommended by the Board (the "Redomiciliation"), to vote such shares or cause such shares to be voted in favor of the approval of the Redomiciliation and (ii) not to sell or otherwise transfer such shares or voting rights, in each case, during the term of the Voting Agreement.
Section 1.2          Rules of Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Unless the context otherwise requires:
(a)          a term has the meaning assigned to it;
(b)          an accounting term not otherwise defined has the meaning assigned to it in accordance with United States Generally Accepted Accounting Principles;
(c)          "or" is not exclusive;
(d)          "including" means including without limitation and is used in an illustrative, rather than a limiting, sense;
(e)          words in the singular include the plural and words in the plural include the singular;
(f)          any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder and any applicable common law, unless the context requires otherwise;
(g)          any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented (as provided in such agreements) and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns; and
(h)          if any of the provisions of this Agreement conflict with any of the other provisions of any of the Ancillary Agreements, such conflict shall be resolved in every instance in favor of the provisions of this Agreement.
ARTICLE II

 AGREEMENT TO SELL AND PURCHASE THE VESSELS
Section 2.1          Agreement to Sell and Purchase the Vessels. Subject to the terms and conditions of this Agreement and the Ancillary Agreements, including the MOAs, the Sellers hereby agree to, sell, transfer, convey and assign to Hunter Maritime, and/or its subsidiary nominee(s), as applicable, and Hunter Maritime hereby agrees to purchase and assume from the Sellers, or to procure that its subsidiary nominee(s) shall purchase and assume, all of such Seller's respective rights, title and interest in and to the Vessels and all of such Seller's respective rights, title, interest, obligations and liabilities, as set out in and pursuant to the Novation Agreements, in and to the Vessel Contracts, in an en-bloc transaction, for the Aggregate Purchase Price.
ARTICLE III

 THE CLOSING; CLOSING DELIVERABLES
Section 3.1          Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article IX, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII, the closing of the

Vessel Sale and Purchase (the "Closing") shall take place on the same day, as mutually agreed by the Parties, which shall be no later than the second Business Day following the Tender Expiration Date, subject to extension by mutual consent of the Parties, and subject further to extension by Hunter Maritime, in its sole discretion, by the Tender Extension Period (the "Closing Date").  The documentary Closing shall take place at such location as is agreed to in writing by the Parties. Each physical Closing shall take place in accordance with the terms of each respective MOA. Hunter Maritime shall keep the Sellers closely informed about the envisaged Closing Date and about any changes thereto.
Section 3.2          Payment for and Delivery of Vessels. At the Closing, concurrently with the delivery of the Vessels, in accordance with the MOAs, (i) Hunter Maritime shall, or shall cause its applicable subsidiary nominee(s) to, pay the Vessel Purchase Price relating to each Vessel to the applicable Seller and (ii) each Seller shall deliver its applicable Vessel in accordance with the terms and conditions of the respective Ancillary Agreements, including the MOA to which it is a party.
Section 3.3          Closing Deliverables of the Parties.
(a)          Deliverables of the Sellers. At the Closing, the applicable Seller shall deliver, or cause to be delivered, the following items, duly executed by such Seller and such other parties as may be applicable:
(i)          a certificate, duly executed by an authorized officer of the applicable Seller, certifying the matters in Section 4.1 hereof and the representations and warranties made in each applicable MOA;
(ii)          any documents or instruments required to be delivered by the Seller pursuant to and in connection with each MOA, including, for the avoidance of doubt, each item set forth in Section 8(a) of each respective MOA and any further documents or instruments required to be delivered by the Seller in order to evidence and effect the transfer of all rights, title and interest in each Vessel to Hunter Maritime or its nominated subsidiaries and to enable the Hunter Maritime to effect the registration of the relevant Vessel in the name of Hunter Maritime or its nominated subsidiary;
(iii)          each Release Document with respect to its Vessel;
(iv)          each Novation Agreement; and
(v)          other Ancillary Agreements to which such Seller is a party.
(b)          Deliverables of Hunter Maritime.  At the Closing, Hunter Maritime shall deliver, or cause to be delivered by its subsidiary nominee(s), as applicable, the following items, duly executed by Hunter Maritime and/or its subsidiary nominee(s), as applicable:
(i)          a certificate, duly executed by an authorized officer of Hunter Maritime, certifying the matters in Section 5.1 hereof;
(ii)          any documents or instruments required to be delivered by Hunter Maritime, or its applicable subsidiary nominee, pursuant to and in connection with each MOA, and any other documentation required to be delivered by Hunter Maritime, which is within Hunter Maritime's exclusive control to deliver, in order to evidence and effect the transfer of all rights, title and interest in each Vessel to Hunter Maritime or its nominated subsidiaries and to enable the relevant Seller to effect the discharge of all mortgages registered against the relevant Vessel and to effect the deletion of the relevant Vessel from registry;
(iii)          each Novation Agreement; and
(iv)          other Ancillary Agreements to which it is a party.
ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Section 4.1          Representation and Warranties of the Sellers.  The Sellers hereby represent and warrant, jointly and severally, to Hunter Maritime, as of the date hereof and as of the Closing Date (unless otherwise indicated below) as follows:
(a)          Organization and Qualification.  Each Seller is an entity duly incorporated, validly existing and in good standing under the laws of Cyprus, with the requisite corporate power and authority to own, lease, license and operate its properties and assets and to carry on its business as currently conducted and as currently proposed to be conducted.  No Seller is in violation of any of the provisions of its respective Organizational Documents.  Each Seller is duly qualified to conduct business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on or with respect to any Seller.
(b)          Authorization; Enforcement.  Each Seller has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the Ancillary Agreements by each Seller to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by its respective board of directors or as otherwise required under Laws.  No other corporate or other action or proceeding on the part of any Seller is necessary to authorize this Agreement and the other Ancillary Agreements to which it is, or will be, a party or the consummation of the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Agreement has been (or upon delivery will have been) duly executed by each Seller, as applicable, and, when delivered, will constitute the valid and binding obligation of each Seller, as applicable, enforceable against such Seller in accordance with their respective terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of a specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in this Agreement and the other Ancillary Agreements may be limited by English law or (if applicable) United States federal or state securities laws, public policy and other equitable considerations.
(c)          No Conflicts.  The execution, delivery and performance of this Agreement and the other Ancillary Agreements by each Seller, and the consummation by each Seller of the transactions contemplated thereby, do not and will not, (i) conflict with or violate any provision of its respective Organizational Documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which any Seller is a party or by which any property or asset of any Seller is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which any Seller is subject (including federal and state securities laws and regulations), or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any Governmental Authority to which any Seller is subject, or by which any property or asset of such Seller is bound or affected; except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on or with respect to any Seller.
(d)          Filings, Consents and Approvals.  None of the Sellers are required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with its execution, delivery and performance of this Agreement or the Ancillary Agreements, other than those that have been made or obtained prior to the date of this Agreement, or will be made or obtained prior to the Closing Date, as the case may be.
(e)          Title; Sufficiency; Condition of Assets.  Each Seller has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Vessel to which it has title.  Each Vessel is free and clear of all Liens, encumbrances or mortgages of any kind or nature. Upon delivery of each Vessel, each Seller will deliver to Hunter Maritime exclusive, good and marketable title to each such Vessel. Each Vessel is in the condition described in the applicable MOA governing the sale and purchase of each such Vessel.
(f)          Compliance with Laws; Governmental Authorizations.  Each Seller is in compliance with all Laws and Governmental Authorizations to which such entity, or any Vessel or other material asset, is subject, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.   In addition, there are no currently known conditions that would reasonably be expected to result in any material liability for any Seller or the relevant Vessel pursuant to any Environmental Law.
(g)          Accuracy of Seller Information.  The Seller Information that any Seller supplies in writing to Hunter Maritime specifically for use, or such information that has been reviewed by any Seller or its representative upon the written request of Hunter Maritime notifying the Seller or its representative that such information that is to be reviewed is for use, in Hunter Maritime's SEC Statement or Other Filings, at the time of the filing of such SEC Statement or Other Filings or any amendment or supplement thereto and at the time of any distribution or dissemination of such SEC Statement or Other Filings, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(h)          Sanctions. None of the Sellers, or, to their knowledge, directors or officers, or any employee, agent, affiliate or other person acting on behalf of any of them, is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, Her Majesty's Treasury, or other applicable sanctions authority (collectively "Sanctions"), nor are the Sellers located, organized, or resident in a country or territory that is the subject or the target of Sanctions; and none of the Sellers will knowingly, directly or indirectly, use the proceeds of the sale of the Vessels, or lend, contribute, or otherwise make available such proceeds to any subsidiary, any joint venture partner or other person or entity to (A)  fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding or facilitation, is the subject or target of Sanctions or (B) act in any other manner that will result in a violation by any person of Sanctions. To the knowledge of the Sellers, none of the Sellers, nor their respective directors, officers or employees, nor any agent, affiliate, joint venture partner or other person acting on behalf of the Sellers, has engaged in activities sanctionable under the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Threat Reduction and Syria Human Rights Act of 2012, the National Defense Authorization Act for the Fiscal Year 2012, the National Defense Authorization Act for the Fiscal Year 2013, Executive Order Nos. 13628, 13622, 13608, or any other U.S. economic sanctions relating to Iran (collectively, the "Iran Sanctions"); and the Sellers do not have any present plans to knowingly engage in any activities or business that would subject it to sanctions under the Iran Sanctions.
(i)          Exclusivity of Representations.  In entering into this Agreement, each Seller acknowledges that it has relied solely upon the specific representations and warranties of Hunter Maritime made in Article V or in a MOA.  Except for the representations and warranties contained in Article V, the representations and warranties of Hunter Maritime in each MOA and the representations and warranties in the certificate delivered to the Sellers hereto and thereto, each Seller acknowledges that (a) neither Hunter Maritime nor any other Person on behalf of Hunter Maritime makes any other representation or warranty, express or implied, written or oral, at law or in equity, with respect to Hunter Maritime, including, without limitation, its financial condition or prospects, and (b) neither Hunter Maritime nor any other Person will have or be subject to any liability or indemnification obligation to the Sellers resulting from the distribution to the Sellers or any other Person, or their use of, any information (other than information set out in this Agreement or referenced in the representations in Article V) provided in connection with or otherwise relating to the transactions contemplated by this Agreement and the Ancillary Agreements, including any information, documents, or other material made available to them in any form in expectation of, or in connection with, the transactions contemplated by this Agreement or the Ancillary Agreements.
(j)          No Litigation.  To each of the Seller's knowledge, there is no claim, action, suit or legal proceeding pending or threatened against any Seller by any Person before any Governmental Authority relating to any of the Sellers (or any of their officers or directors) or their assets, including the Vessels, that would, either individually or in the aggregate, have a Material Adverse Effect or which seeks to prevent the Sellers from consummating the transactions contemplated herein or therein. No Seller, is subject to or bound by any outstanding order that would, either individually or in the aggregate, have a Material Adverse Effect or which seeks to prevent the Sellers from consummating the transactions contemplated hereby, provided, however, that the representations and warranties in this Section 4.1(j) are made only as of the date hereof.
ARTICLE V

 REPRESENTATIONS AND WARRANTIES OF HUNTER MARITIME
Section 5.1          Representations and Warranties of Hunter Maritime. Hunter Maritime hereby represents and warrants to each of the Sellers, as of the date hereof and as of the Closing Date (unless otherwise indicated below) as follows:
(a)          Organization and Qualification.  Hunter Maritime and each of its subsidiary nominees, as applicable, is an entity duly formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation. Neither Hunter Maritime nor any subsidiary nominee, as applicable, is in violation of any of the provisions of its respective Organizational Documents. Hunter Maritime and each of its subsidiary nominees, as applicable, is duly qualified to conduct business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on or with respect to such Person.
(b)          Authorization; Enforcement.  Hunter Maritime and each of its subsidiary nominees, as applicable, has the requisite power and authority to enter into and, so long as the conditions precedent set forth in Section 8.2(f), (h), (i), (j) and (k) are satisfied or waived (if so waivable) at or prior to Closing, to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the Ancillary Agreements and each of its subsidiary nominees, as applicable, to which such Person is a party, have been duly authorized as required by Laws.  This Agreement and each of the Ancillary Agreements to which Hunter Maritime is a party has been (or upon delivery will have been) duly executed by Hunter Maritime and each subsidiary nominee, as applicable, and, when delivered, will constitute the valid and binding obligation of Hunter Maritime, and each such subsidiary nominee, as applicable, enforceable against Hunter Maritime and such subsidiary nominee, as applicable, in accordance with their respective terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of a specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in this Agreement and the other Ancillary Agreements may be limited by English law or (if applicable) United States federal or state securities laws, public policy and other equitable considerations.
(c)          No Conflicts.  The execution, delivery and performance of this Agreement and the other Ancillary Agreements by Hunter Maritime and each of its subsidiary nominees, as applicable, and the consummation by Hunter Maritime and such subsidiary nominees, as applicable, of the transactions contemplated thereby, do not and will not, so long as the conditions precedent set forth in Section 8.2(f), (h), (i), (j) and (k) are satisfied or waived (if so waivable) at or prior to Closing, (i) conflict with or violate any provision of its respective Organizational Documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which Hunter Maritime or any such subsidiary nominee is a party or by which any property or asset of any of them is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which Hunter Maritime or any such subsidiary nominee is subject (including United States federal and state securities laws and regulations), or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any Governmental Authority to which Hunter Maritime or any subsidiary nominee is subject, or by which any property or asset of Hunter Maritime or any subsidiary nominee is bound or affected; except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Hunter Maritime.
(d)          Filings, Consents and Approvals.  Neither Hunter Maritime nor any subsidiary nominee, as applicable, is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Hunter Maritime or its subsidiary nominees, as applicable, of this Agreement or the Ancillary Agreements, other than those that have been made or obtained prior to the date of this Agreement, or will be made or obtained prior to the Closing Date, as the case may be.
(e)          Sanctions. None of Hunter Maritime or, to its knowledge, its subsidiary nominees, as applicable, nor to its knowledge, any of their respective directors or officers, or any employee, agent, affiliate or other person acting on behalf of any of them, is currently the subject or the target of any Sanctions, nor are Hunter Maritime or any of its subsidiary nominees located, organized, or resident in a country or territory that is the subject or the target of Sanctions.  To the knowledge of Hunter Maritime, none of the Hunter Maritime or its subsidiary nominees, nor their respective directors, officers or employees, nor any agent, affiliate, joint venture partner or other person acting on behalf of Hunter Maritime or a subsidiary nominee, has engaged in activities sanctionable under the Iran Sanctions; and Hunter Maritime and its subsidiary nominees do not have any present plans to knowingly engage in any activities or business that would subject it to sanctions under the Iran Sanctions.
(f)          Exclusivity of Representations.  In entering into this Agreement, Hunter Maritime acknowledges that it has relied solely upon the specific representations and warranties of the Sellers made in Article IV or in a MOA.  Except for the representations and warranties contained in Article IV, the representations and warranties of the Sellers in each MOA and the representations and warranties in the certificate delivered to Hunter Maritime hereto and thereto, Hunter Maritime acknowledges that (a) neither the Sellers, nor any other Person on behalf of the Sellers, makes any other representation or warranty, express or implied, written or oral, at law or in equity, with respect to the Sellers, including, without limitation, its financial condition or prospects, and (b) neither the Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Hunter Maritime resulting from the distribution to Hunter Maritime or any other Person, or their use of, any information (other than information set out in this Agreement or referenced in the representations in Article IV) provided in connection with or otherwise relating to the transactions contemplated by this Agreement and the Ancillary Agreements, including any information, documents, or other material made available to them in any form in expectation of, or in connection with, the transactions contemplated by this Agreement or the Ancillary Agreements.
(g)          No Litigation.  To Hunter Maritime's knowledge, there is no claim, action, suit or legal proceeding pending or threatened against Hunter Maritime or its subsidiary nominees by any Person before any Governmental Authority relating to any of them (or any of their officers or directors) or their assets, including the Trust Account, that would, either individually or in the aggregate, have a Material Adverse Effect or which seeks to prevent any of them from consummating the transactions contemplated herein. None of Hunter Maritime nor any of its subsidiary nominees is subject to or bound by any outstanding order that would, either individually or in the aggregate, have a Material Adverse Effect or which seeks to prevent any of them from consummating the transactions contemplated hereby, provided, however, that the representations and warranties in this Section 5.1(j) are made only as of the date hereof.
ARTICLE VI

 COVENANTS OF THE SELLERS
Section 6.1          Conduct of Business.  Except (i) as expressly required by this Agreement or (ii) with the prior written consent of Hunter Maritime (which consent shall not be unreasonably withheld, conditioned or delayed), for the period of time commencing on the date hereof and ending upon the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Article IX, the Sellers shall operate the Vessels in the ordinary course of business and in a manner consistent with past practice.  Without limiting the foregoing, except (i) as expressly required by this Agreement or (ii) with the prior written consent of Hunter Maritime (which consent shall not be unreasonably withheld, conditioned or delayed), for the period of time commencing on the date hereof and ending upon the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Article IX, no Seller shall (provided that the provisions below shall cease to apply to the applicable Seller when the Vessel owned by such

Seller is transferred to Hunter Maritime or its subsidiary nominee pursuant to this Agreement and the relevant MOA):
(i)          amend any of its Organizational Documents, enter into any material agreements (including loan agreements), or engage in any transaction (including transactions affecting its capital structure), that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on or with respect to any Seller;
(ii)          except as otherwise expressly provided herein, enter into or materially amend, modify, extend or terminate the Vessel Contracts to be novated to Hunter Maritime to which a Seller is a party or to which any of its assets are bound (other than the expiration of any such agreement in accordance with its terms);
(iii)          sell, lease, license, pledge, subject to a Lien, other than Permitted Liens, transfer or otherwise dispose of any of the Vessels, except for Liens incurred in the ordinary course of business consistent with past practice;
(iv)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Seller, other than any reduction of operations or winding up of a Seller, or its subsidiaries, that does not adversely affect the operation in the ordinary course of the Vessels owned by such Seller at such time; or
(v)          authorize or enter into an agreement to take any of the actions described in clauses (i) through (iv) above.
Section 6.2          Release of Liens. At the Closing, the Sellers shall obtain from the agent under the Seller Credit Agreements one or more termination and release letters, financing statements and any related documents in order to effect the (a) termination and release of the Liens under the Seller Credit Agreements on the Vessels and (b) termination and release of the obligations of each Vessel under the Seller Credit Agreements, in each case, in form and substance reasonably satisfactory to Hunter Maritime and effective immediately upon (or prior to) the occurrence of the Closing (collectively, the "Release Documents").
Section 6.3          Certain Financial and Other Information.
(a)          It is understood and agreed that Hunter Maritime intends to promptly prepare and file with the SEC a proxy statement, tender offer statement, or such other form, registration statement, other statement, or report as may be required under the United States federal securities laws (such proxy statement, tender offer statement, or registration statement, or such other report or form, whether in preliminary or definitive form, and any amendments or supplements thereto, the "SEC Statement") relating to the conduct of its initial Business Combination, including the transactions contemplated hereby.
(b)          The Sellers shall, as promptly as reasonably practicable after the execution of this Agreement, deliver to Hunter Maritime all Seller Information, including, if Hunter Maritime shall so request, all financial statements in such form as it has available, whether audited and/or unaudited ("Financial Statements") for each annual and/or quarterly period.  Sellers acknowledge and agree that such Seller Information (including Financial Statements), or summaries thereof or extracts therefrom, may be included  in the SEC Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or Blue Sky laws ("Other Filings"). The Sellers shall use commercially reasonable efforts to cause its accountants to deliver to Hunter Maritime all reports on such Financial Statements and consents as are necessary in connection with the SEC Statement and any comfort letters of such accountants as may be required by any underwriters, if applicable.
(c)          If Financial Statements have not been prepared under such accounting principles or for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with the SEC Statement or any Other Filing ("SEC Financial Requirements"), the Sellers shall, to the extent practicable, give Hunter Maritime and its auditors access to the offices, properties, books and records of the Sellers, as such auditors shall request in order to perform accounting procedures and work necessary to bring the Financial Statements into conformity with SEC Financial Requirements.  In connection therewith, the Sellers shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Sellers to cooperate with such auditors. Notwithstanding anything to the contrary in this Agreement, no Party shall be required to provide such access or disclose any information if doing so is reasonably likely to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any contract to which it is a party or applicable Law. The reasonable costs of providing any information in accordance with this subsection that is not readily available to Sellers shall be borne by Hunter Maritime, provided that Hunter Maritime has received properly detailed estimates and invoices for same.
(d)          As of the date of the delivery by the Sellers to Hunter Maritime of any of the Seller Information, Financial Statements or other financial information supplied by the Sellers, none of the Seller Information, Financial Statements or other financial information supplied by the Sellers in connection with the SEC Statement or Other Filing shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such Seller Information, Financial Statements or other financial information, which would make the preceding sentence incorrect, should be discovered by any of the Sellers, they shall promptly notify Hunter Maritime of such change. The Sellers shall cooperate with Hunter Maritime in its filing of the SEC Statement and Other Filings.
(e)          The Sellers agree to provide, and will cause their respective directors, officers, agents, and employees to provide, all cooperation reasonably necessary in connection with the arrangement of financing by Hunter Maritime to be consummated contemporaneously with or at or after the Closing Date in respect of the transactions contemplated by this Agreement, including the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, audited and unaudited financial statements, reports, consents and comfort letters of accountants, and legal opinions, as may be reasonably requested by Hunter Maritime and taking such other actions as are reasonably required to be taken by the Sellers in connection with any such financing, providing that such cooperation shall not interfere unreasonably with the business or operations of the Sellers. The reasonable costs of providing any information in accordance with this subsection that is not readily available to Sellers shall be borne by Hunter Maritime, provided that Hunter Maritime has received properly detailed estimates and invoices for same.
Section 6.4          No Solicitation of Other Proposals.  Without the prior written consent of Hunter Maritime and for the period of time commencing on the date hereof and ending upon the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Article IX, no Seller shall directly or indirectly, through any officer, director, employee, representative or agent, initiate, solicit, encourage, consider, entertain or otherwise consider, or engage in any existing or future activities, discussions or negotiations, in respect of offers from any other Person for, or inquiries about, the purchase and sale of any Vessel.
ARTICLE VII

 OTHER AGREEMENTS
Section 7.1          Cooperation.  The Parties shall use their reasonable efforts to satisfy or cause to be satisfied all of the covenants, agreements and conditions set forth herein, as applicable to each of them.  Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for affecting completely the Vessel Sale and Purchase and other transactions contemplated by this Agreement and the other Ancillary Agreements.
Section 7.2          Indemnification.  Without prejudice to Clause 9 of each of the Memoranda of Agreement, the Sellers shall, jointly and severally, indemnify, save, and keep Hunter Maritime and its subsidiary nominees ("HMAC Indemnified Person"), harmless against and from all claims sustained or incurred by such HMAC Indemnified Person, or made against a Vessel, as a result of, or arising out of, any breach or inaccuracy of, as of the Closing Date (or, to the extent any such representation and warranty by its terms addresses matters only as of another specific time, as of such other time), any of the seller representations and warranties contained in Section 4.1(e) and Section 4.1(f) hereof.
Section 7.3          Public Announcements.
(a)          Each Seller agrees that, prior to the Closing Date, it shall not, without the prior written consent of Hunter Maritime, directly or indirectly, issue any press release, make any public announcement, or release to trade publications or otherwise with respect to the subject matter of this Agreement and/or the Ancillary Agreements, including the MOAs, except to the extent required by Law, provided that the applicable Seller(s) shall provide reasonable notice of such required disclosure to Hunter Maritime prior to public release, unless such notice is prohibited by Law, and provided further that, such Seller shall only furnish that portion of information which, in the opinion of legal counsel, it is legally compelled to disclose.
(b)          Hunter Maritime agrees that, prior to the Closing Date, it shall not, without the prior written consent of the Sellers (or their representative), directly or indirectly, issue any press release, make any public announcement, or release to trade publications or otherwise with respect to the subject matter of this Agreement and/or the Ancillary Agreements, including the MOAs, except to the extent required by Law, provided that Hunter Maritime shall provide reasonable notice of such required disclosure to the Sellers (or their representative) prior to public release, unless such notice is prohibited by Law, and provided further that, Hunter Maritime shall only furnish that portion of information which, in the opinion of legal counsel, it is legally compelled to disclose.  For the avoidance of doubt, this Section 7.3(b) shall not apply to, or otherwise restrict Hunter Maritime's public disclosure regarding, the subject matter of this Agreement and/or the Ancillary Agreements, including the MOAs, in connection with (i) the HMAC Share Redemption, (ii) regulatory process related to the effectuation of the Vessel Sale and Purchase, (iii) NASDAQ rules, and/or (iv) Hunter Maritime's financing and/or other capital raising efforts.

ARTICLE VIII

 CONDITIONS TO CLOSING
Section 8.1          Conditions to the Obligations of the Sellers. The obligations of the Sellers under this Agreement (including, without limitation, its obligations under Section 3.2) are subject to the satisfaction or waiver of the following conditions, which conditions are intended wholly for the benefit of the Sellers:
(a)          Representations and Warranties.  Each of the representations and warranties made by Hunter Maritime in this Agreement shall be true and correct in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) when made at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.
(b)          Compliance with the Ancillary Agreements.   Hunter Maritime shall have, in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms), performed and complied with all of its covenants, agreements and obligations under this Agreement and the Ancillary Agreements which are to be performed or complied with by Hunter Maritime prior to or on the Closing Date.
(c)          No Litigation.  No legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal, other than any legal action, suit or proceeding that shall have been instituted or threatened by any of the Sellers or any Person that is the legal and/or beneficial owner of any Seller, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, administrative agency or tribunal, other than those initiated by any of the Sellers or any Person that is the legal and/or beneficial owner of any Seller, to set aside, restrain, enjoin or prevent the consummation of this Agreement or the transactions contemplated hereby, that has had, or would reasonably be expected to have, a Material Adverse Effect on Hunter Maritime's performance of its obligations under this Agreement or the transactions contemplated hereby.
(d)          Material Adverse Effect.  From the date hereof to the Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, a Material Adverse Effect on Hunter Maritime's ability to consummate the purchase of the Vessels contemplated hereby and by the MOAs.
(e)          Closing Deliverables.  The Sellers, as applicable, shall have received from Hunter Maritime all of the instruments, documents and considerations described in Section 3.3(b) on the Closing Date.
Section 8.2          Conditions to the Obligations of Hunter Maritime.  The obligations of Hunter Maritime under this Agreement are subject to the satisfaction or waiver of the following conditions, which conditions are intended wholly for the benefit of Hunter Maritime:
(a)          Representations and Warranties.  Each of the representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) when made at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

(b)          Compliance with the Ancillary Agreements.   The Sellers shall have, in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms), performed and complied with all of their respective covenants, agreements and obligations under this Agreement and the other Ancillary Agreements which are to be performed or complied with by them prior to or on the Closing Date.
(c)          No Litigation.  No legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal, other than any legal action, suit or proceeding that shall have been instituted or threatened by Hunter Maritime or any of its affiliates or subsidiaries, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, administrative agency or tribunal, other than those initiated by Hunter Maritime or any of its affiliates or subsidiaries, to set aside, restrain, enjoin or prevent the consummation of this Agreement or the transactions contemplated hereby, that has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller's performance of their respective obligations under this Agreement or the transactions contemplated hereby.
(d)          Due Diligence.  Hunter Maritime shall have completed, to its sole satisfaction, its due diligence review of the Vessels (which shall include Hunter Maritime's physical inspection of the Vessels), and the Sellers shall have furnished to Hunter Maritime and its representatives such information and access to such books and records as Hunter Maritime may have reasonably requested for such purpose, all as more fully set forth in each MOA.
(e)          Material Adverse Effect.  From the date hereof to the Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, a Material Adverse Effect on the Sellers.
(f)          Board Approval.  After the execution and delivery of this Agreement and on or prior to the Closing, Hunter Maritime shall have obtained the final approval of its Board of Directors with respect to this Agreement and the Ancillary Agreements, which the Board of Directors may withhold, in its reasonable discretion, and the Board of Directors shall have determined that the aggregate fair market value of the Vessels (or, in the event any Seller fails to deliver a Vessel at Closing in accordance with Section 3.3(a)(ii) of this Agreement and the applicable MOA, and such condition to Closing is validly waived by Hunter Maritime, the aggregate fair market value of the remaining Vessels together with such other vessels, assets, or businesses, if any, the acquisition of which will serve as the Company's Business Combination) equaled at least 80% of Hunter Maritime's Net Assets as of the date of this Agreement (or such other relevant definitive agreement) in accordance with Hunter Maritime's Organizational Documents and of Nasdaq rules.
(g)          Closing Deliverables.  Hunter Maritime shall have received from the Sellers, as applicable, all of the instruments, documents and considerations described in Section 3.3(a), as applicable on the Closing Date, in form and substance reasonably satisfactory in all material respects to Hunter Maritime, as applicable.
(h)          Voting Agreements Obtained. The holders of at least 50% of HMAC Common Shares shall have entered into Voting Agreements with Hunter Maritime in connection with the Redomiciliation.
(i)          HMAC Share Redemption.  The HMAC Share Redemption shall have been completed prior to or substantially concurrently with the Closing, and Hunter Maritime shall have accepted for payment no more than that number of HMAC Common Shares as may be permitted, such that the Company will have available for withdrawal no less than $69,400,000 of the Trust Funds following the payment by Hunter Maritime to its shareholders of the consideration for HMAC Common Shares validly tendered and not validly withdrawn, for cash, provided, however, that Hunter Maritime shall not redeem or repurchase Offering Shares to the extent that such redemption or repurchase would result in Hunter Maritime having net tangible assets of less than $5,000,001 (the "Redemption Limit"); provided further that this condition will not be satisfied if the Redemption Limit is exceeded.
(j)          Sufficient Funds.  Hunter Maritime shall have available funds sufficient to pay the Aggregate Purchase Price.  Following payment by Hunter Maritime to its shareholders of the consideration for HMAC Common Shares validly tendered and not properly withdrawn pursuant to the HMAC Share Redemption, Hunter Maritime shall have available no less than $69,400,000 of the Trust Funds, of which at least $59,400,000 (or, in the event any Seller fails to deliver a Vessel at Closing in accordance with Section 3.3(a)(ii) of this Agreement and the applicable MOA, and such condition to Closing is validly waived by Hunter Maritime, an amount equal to (i) 50% of the Aggregate Purchase Price, minus (ii) $10,000,000) shall be applied toward the Aggregate Purchase Price, subject to Hunter Maritime obtaining financing, in an amount and on commercially reasonable terms and conditions to fund the remaining portion.
(k)          Release of the Trust Funds. The Trustee (i) shall have received and accepted the "Termination Letter" and the "Instruction Letter" each referenced in Exhibit A to the Investment Management Trust Agreement and (ii) shall have released or will release the Trust Funds to Hunter Maritime or its subsidiary nominees pursuant to the "Instruction Letter" on the Closing Date.
Section 8.3          Conditions to the Obligations of the Sellers and Hunter Maritime.  The obligations of the Sellers and Hunter Maritime hereunder to consummate the Vessel Purchase and Sale are subject to the Agent Bank's reasonable satisfaction with the Closing procedures that shall be established by the Parties.
ARTICLE IX

 TERMINATION; FAILURE TO DELIVER VESSELS
Section 9.1          Termination of this Agreement.  The obligations of Hunter Maritime and the Sellers to consummate the Vessel Sale and Purchase, in its entirety, may be terminated at any time prior to the Closing thereof, as follows:
(a)          by mutual agreement of Hunter Maritime and the Sellers;
(b)          at the election of Hunter Maritime on the one hand, or the Sellers, together, on the other hand, upon prior written notice, if:
(i)          a Governmental Authority shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of Vessel Sale and Purchase and such order is or shall have become non-appealable; or
(ii)          there has been an inaccuracy in any material respect in, or breach by another Party of any representation or warranty, or breach or default of any covenant or agreement contained in this Agreement, the applicable MOA or any certificate delivered pursuant hereto or thereto such that the conditions set forth in Sections 8.1 or 8.2, as applicable, to the Vessel Sale and Purchase would be incapable of being satisfied (in the case of a breach or default of a covenant or agreement, provided that such breach or default, if curable, has not been cured within 10 days after notice thereof); provided, however, that the breaching Party may not be the terminating Party pursuant to this Section 9.1(b)(ii).
(c)          at the election of Hunter Maritime, upon written notice, if any one or more of the conditions set forth in Section 8.2 or Section 8.3 has not been fulfilled as of the Closing Date; provided, however, that Hunter Maritime shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if the failure of such condition to be fulfilled in Section 8.2 or Section 8.3, as applicable, (other than the conditions set forth in Section 8.2(f), (h) (i), (j) or (k)), substantially resulted from Hunter Maritime's gross negligence or willful conduct.
(d)          at the election of the Sellers, upon written notice, if any one or more of the conditions set forth in Section 8.1 or Section 8.3 has not been fulfilled as of the Closing Date; provided, however, that no Seller shall be permitted to terminate this Agreement pursuant to this Section 9.1(d) if the failure of such condition to be fulfilled in Section 8.1 or Section 8.3, as applicable, substantially resulted from any Seller's gross negligence or willful conduct.
Section 9.2          Effect of MOA Termination.  The obligations of Hunter Maritime and the Sellers to consummate the Vessel Sale and Purchase, under this Agreement and the applicable MOA, with respect to any one Vessel may be terminated prior to the Closing thereof, at the election of Hunter Maritime (or its subsidiary nominee) or the applicable Seller, upon prior written notice, if a counterparty to the applicable Novation Agreement (excluding the Parties) shall have failed to execute and deliver such Novation Agreement on or before the Closing Date, provided that no Seller shall be permitted to terminate its obligations under this Agreement and the applicable MOA with respect to such Vessel pursuant to this Section 9.2 if such failure substantially resulted from any Seller's willful conduct.
Section 9.3          Effect of Termination.If the obligation to consummate the Vessel Sale and Purchase has terminated pursuant to Section 9.1, then this Agreement and the Ancillary Agreements shall terminate in accordance with Section 9.1, except for the obligations set forth in Section 7.2, and all obligations of the Parties thereunder shall terminate and neither party shall henceforth have any claims against the other under this Agreement and the Ancillary Agreements; provided, however, that nothing herein shall relieve any Party from liability for any termination resulting from the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE X

 MISCELLANEOUS
Section 10.1          Survival.  Without prejudice to Clause 9 of each of the Memoranda of Agreement, each of the covenants and agreements set forth herein to be performed on or after the Closing Date, including, but not limited to Section 6.3, Section 7.1, and Section 7.2, shall survive for a period of 60 days after the Closing Date (the "Survival Date"); Notwithstanding the foregoing, if a valid notice of claim for indemnification pursuant to Section 7.2 shall have been delivered in good faith in accordance with the terms of Section 7.2 on or prior to the Survival Date or such other applicable survival expiration date, the claims specifically set forth in such notice shall survive until such time as such claim is finally resolved.
Section 10.2          Expenses. Except for such costs as may be incurred by the Sellers upon request of Hunter Maritime in accordance with Section 6.3, each Party hereto shall bear its own legal and other expenses incurred in connection with the preparation of this Agreement and the Ancillary Agreements and the other agreements contemplated hereby and the Closing of the transactions contemplated hereby.
Section 10.3          Further Assurances.  Each Party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such Party's obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the transactions contemplated hereby and to effectuate the provisions and purposes hereof.
Section 10.4          Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:
If to Hunter Maritime:
Hunter Maritime Acquisition Corp.
 c/o MI Management Company
Trust Company Complex, Suite 206
Ajeltake Road
P.O. Box 3055
Majuro, Marshall Islands MH 96960
Email: Ludovic.saverys@cmb.be
 Attention:  Ludovic Saverys
With a copy (which shall not constitute notice) to:
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Email:  wolfe@sewkis.com
Attention:  Gary J. Wolfe, Esq.

and

Bocimar Hunter NV
De Gerlachekaai 20
Antwerp, Belgium
BE 2000
Attention:  Ludovic Saverys

If to the Sellers:
Rovison Shipping Company Limited
Frantia Shipping Company Limited
Victorscope Shipping Company Limited
Lodeo Shipping Company Limited
Vireto Shipping Company Limited

c/o Barat Shipping Limited
 67, Spyr Araouzo St.
P.O. Box 53717
3317 Limassol
Cyprus
Attention: Tina Photi
Email: management@ambrashipmanagement.com
With a copy (which shall not constitute notice) to:
Ehlermann Rindfleisch Gadow
Ballindamm 26
20095 Hamburg
Germany
Attention:  Dr. Stefan Rindfleisch
 Email:   rindfleisch@erg-legal.com
Any Party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 10.4.
Section 10.5          Governing Law. This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators.  A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoints its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified.  If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.
In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
Any dispute between the parties arising out of or in connection with this Agreement and/or any of the Ancillary Agreements shall be consolidated and determined in a single arbitration.
Section 10.6          Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to the Parties hereto shall impair any such right, power or remedy of the Parties hereto, nor shall it be construed to be a waiver of any breach or default under this Agreement, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy or any waiver of any single breach or default be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring.  All remedies, either under this Agreement or by law, otherwise afforded to the Parties hereto, shall be cumulative and not alternative.
Section 10.7          Section Headings and References.  The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.  Any reference in this Agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.
Section 10.8          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 10.9          Amendments in Writing.  No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or any consent to any departure by any Party hereto from any provision hereof, shall in any event be effective unless the same shall be in writing and signed by the Parties hereto, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all Parties hereto.
Section 10.10          Entire Agreement. This Agreement and the Ancillary Agreements, on and as of the date hereof, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof or thereof, and all prior or contemporaneous understandings or agreements, whether written or oral between the Parties hereto with respect to such subject matter are hereby superseded in their entirety.
Section 10.11          Exhibits and Schedules. The exhibits attached hereto or any schedules referenced in this Agreement are incorporated by reference herein and shall have the same force and effect with respect to the provisions set forth therein as though fully set forth in this Agreement.
Section 10.12          Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns; provided, that none of the Parties hereto may assign any of its obligations hereunder without the prior written consent of the other Parties.
Section 10.13          No Third-Party Beneficiaries.  Except as otherwise provided in Section 4.1(e), no provision of this Agreement is intended to, or shall, confer any third-party beneficiary or other rights or remedies upon any Person other than the Parties hereto, whether under the Contracts (Rights of Third Parties) Act of 1999 or otherwise howsoever.
Section 10.14          Execution in Counterparts; Facsimile Signatures.  This Agreement and any amendment, waiver or consent hereto may be executed by the Parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. All such counterparts may be delivered among the Parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.
Section 10.15          Non-Recourse. Except as set forth in any Ancillary Agreement (and then only with respect to the entities expressly named as parties therein and then only with respect to the specific obligations of such Party set forth therein), (a) this Agreement and the Ancillary Agreements may be enforced only against, and any action, legal proceeding or claim based upon, arising out of or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby may be brought only against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such Party and (b) with respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or affiliate of such named Party shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity Party against its owners or affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any action, legal proceeding or claim based on, arising out of or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. The provisions of this Section 10.15 are intended to be for the benefit of, and enforceable by the directors, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, advisors, lenders and other representatives and affiliates referenced in this Section 10.15 and each such Person shall be a third-party beneficiary of this Section 10.15.  Each Seller agrees that it shall not have any claim of any kind ("Claim") to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event that the Sellers or any of them shall have any Claim against Hunter Maritime under this Agreement, the MOAs or any other Ancillary Agreement, such person or entity shall pursue such Claim solely against Hunter Maritime and its assets outside the Trust Account and not against any property or monies in the Trust Account.
Section 10.16          Specific Performance.  The Parties recognize that their rights under this Agreement are unique and, accordingly, the Parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance, to the extent permitted by applicable English Law, so long as the Party seeking such relief is prepared to consummate the transactions contemplated by this Agreement. The Parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.
(Remainder of page intentionally left blank.  Signature pages to follow.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and date first above written.
HUNTER MARITIME ACQUISITION CORP., as Buyer

By:	/s/ Ludovic Saverys
	Name:	Ludovic Saverys
	Title:	Chief Financial Officer

By:	/s/ Benoit Timmermans
	Name:	Benoit Timmermans
	Title:	Chief Commercial Officer

ROVISON SHIPPING COMPANY LIMITED, as a Seller

By:	/s/ Ms. Constantia Photi
	Name:	Ms. Constantia Photi
	Title:	Director

By:	/s/ Mr. Bernt Gienskey
	Name:	Mr. Bernt Gienskey
	Title:	Director

By:	/s/ Mr. Stuart George Michael McBride
	Name:	Mr. Stuart George Michael McBride
	Title:	Director

FRANTIA SHIPPING COMPANY LIMITED, as a Seller

By:	/s/ Ms. Constantia Photi
	Name:	Ms. Constantia Photi
	Title:	Director

By:	/s/ Mr. Bernt Gienskey
	Name:	Mr. Bernt Gienskey
	Title:	Director

By:	/s/ Mr. Stuart George Michael McBride
	Name:	Mr. Stuart George Michael McBride
	Title:	Director

VICTORSCOPE SHIPPING COMPANY LIMITED, as a Seller

By:	/s/ Ms. Constantia Photi
	Name:	Ms. Constantia Photi
	Title:	Director

By:	/s/ Mr. Bernt Gienskey
	Name:	Mr. Bernt Gienskey
	Title:	Director

By:	/s/ Mr. Stuart George Michael McBride
	Name:	Mr. Stuart George Michael McBride
	Title:	Director

LODEO SHIPPING COMPANY LIMITED, as a Seller

By:	/s/ Ms. Constantia Photi
	Name:	Ms. Constantia Photi
	Title:	Director

By:	/s/ Mr. Bernt Gienskey
	Name:	Mr. Bernt Gienskey
	Title:	Director

By:	/s/ Mr. Stuart George Michael McBride
	Name:	Mr. Stuart George Michael McBride
	Title:	Director

VIRETO SHIPPING COMPANY LIMITED, as a Seller

By:	/s/ Ms. Constantia Photi
	Name:	Ms. Constantia Photi
	Title:	Director

By:	/s/ Mr. Bernt Gienskey
	Name:	Mr. Bernt Gienskey
	Title:	Director

By:	/s/ Mr. Stuart George Michael McBride
	Name:	Mr. Stuart George Michael McBride
	Title:	Director

[Signature Page to Master Agreement]

SCHEDULE 1
The Sellers and the Vessels
Vessel		Seller	Yard	Year Built	Vessel Type and Class	DWT	Flag	Price (USD)	Employment
1.	Charlotte Selmer	Victorscope Shipping Company Ltd	New Times Shipbuilding (China)	2011	Capesize	175,154	The Republic of the Marshall Islands	28,800,000.00	Time charter with Swiss Marine, expiring minimum December 18, 2017, maximum April 17, 2018 at $13,500 per day
2.	Greta Selmer	Lodeo Shipping Company Ltd	New Times Shipbuilding (China)	2011	Capesize	175,181	The Republic of the Marshall Islands	28,800,000.00	Voyage charter with Classic Maritime, expiring about May 18, 2017 at freight rate $6,60 pmt for route C5 Port Hedland/Qingdao
3.	Lene Selmer	Frantia Shipping Company Ltd	New Times Shipbuilding (China)	2010	Capesize	175,397	The Republic of the Marshall Islands	26,500,000.00	Time charter with Cargill, expiring minimum July 3, 2017, maximum October 18, at $12,000 per day
4.	Hugo Selmer	Rovison Shipping Company Ltd	New Times Shipbuilding (China)	2010	Capesize	175,401	The Republic of the Marshall Islands	26,500,000.00	Time charter with Swiss Marine, expiring April 25, 2017 at $7,000 per day, thereafter in direct continuation expiring minimum February 10, 2018, maximum July 10, 2018 at $ 8,100 per day
5.	Tom Selmer	Vireto Shipping Company Ltd	New Times Shipbuilding (China)	2011	Capesize	175,219	The Republic of the Marshall Islands	28,800,000.00	Time charter with Swiss Marine, expiring minimum August 23, 2017, maximum February 22, 2018 at $7,700 per day

Schedule 2
Vessel Contracts
1.
Time Charter Agreement, by and between Victorscope Shipping Company Ltd. and Swissmarine Asia Pte Ltd., dated March 22, 2017, relating to the employment of the Charlotte Selmer at a daily rate of $13,500, and/or any other time charter agreement or voyage charter agreement with respect to the Charlotte Selmer with a term of no more than six (6) months that is entered into by Victorscope Shipping Company Ltd. and the relevant counterparty prior to the Closing Date, for which Victorscope Shipping Company Ltd. shall have obtained the prior written consent of Hunter Maritime (or its applicable subsidiary nominee), such consent not to be unreasonably withheld.

2.
Voyage Charter Agreement, by and between Lodeo Shipping Company Ltd. and Classic Maritime Inc., Marshall Islands, dated April 14, 2017, relating to the employment of the Greta Selmer at a freight rate of $6.60 per metric ton (pmt) for the route C5 Port Hedland/Qingdao, and/or any other time charter agreement or voyage charter agreement with respect to the Greta Selmer with a term of no more than six (6) months that is entered into by Lodeo Shipping Company Ltd. and the relevant counterparty prior to the Closing Date, for which Lodeo Shipping Company Ltd. shall have obtained the prior written consent of Hunter Maritime (or its applicable subsidiary nominee), such consent not to be unreasonably withheld.

3.
Time Charter Agreement, by and between Frantia Shipping Company Ltd. and Cargill Ocean Transportation Singapore Pte Ltd., dated March 8, 2017, relating to the employment of the Lene Selmer at a daily rate of $12,000, and/or any other time charter agreement or voyage charter agreement with respect to the Lene Selmer with a term of no more than six (6) months that is entered into by Frantia Shipping Company Ltd. and the relevant counterparty prior to the Closing Date, for which Frantia Shipping Company Ltd. shall have obtained the prior written consent of Hunter Maritime (or its applicable subsidiary nominee), such consent not to be unreasonably withheld.

4.
Time Charter Agreement, by and between Rovison Shipping Company Ltd. and Swissmarine Asia Pte Ltd., dated November 20, 2015, relating to the employment of the Hugo Selmer at a daily rate of $7,000 until April 25, 2017, thereafter in direct continuation, at a daily rate of $8,100 under the Time Charter Agreement between the same parties, dated November 18, 2016, and/or any other time charter agreement or voyage charter agreement with respect to the Hugo Selmer with a term of no more than six (6) months that is entered into Rovison Shipping Company Ltd. and the relevant counterparty prior to the Closing Date, for which Rovison Shipping Company Ltd.  shall have obtained the prior written consent of Hunter Maritime (or its applicable subsidiary nominee), such consent not to be unreasonably withheld.

5.
Time Charter Agreement, by and between Vireto Shipping Company Ltd. and Swissmarine Asia Pte Ltd., dated November 3, 2016, relating to the employment of the Tom Selmer at a daily rate of $7,700, and/or any other time charter agreement or voyage charter agreement with respect to the Tom Selmer with a term of no more than six (6) months that is entered into Vireto Shipping Company Ltd. and the relevant counterparty prior to the Closing Date, for which Vireto Shipping Company Ltd. shall have obtained the prior written consent of Hunter Maritime (or its applicable subsidiary nominee), such consent not to be unreasonably withheld.

Exhibit A-1 to A-5
[Memoranda of Agreement]
(Please see Exhibits 10.4 through 10.8 to the Form 6-K filed by Hunter Maritime Acquisition Corp. on April 27, 2017)

Exhibit B

CHARTER NOVATION		EHLERMANN
RINDFLEISCH
GADOW
RECHTSANWÄLTE
"	SELMER"	PARTNERSCHAFT MBB

BALLINDAMM 26, 20095 HAMBURG

		TELEFON	+49 40 37 48 14 - 0
		TELEFAX	+49 40 37 48 14 - 30
		INTERNET	WWW.ERG-LEGAL.COM

SHIPPING COMPANY LIMITED

AND

AND

]

THIS NOVATION AGREEMENT is made the ____ day of ___________ 2017

BETWEEN

(1)
SHIPPING COMPANY LIMITED, a company organized and existing under the laws of Cyprus, with registered office at 13 Karaiskaki Street 3032 Limassol, Cyprus and registered as a Foreign Maritime Entity in the Marshall Islands, (the "Old Owner"); and

(2)	________________ _______________________________, (the "New Owner"); and
(3)
______________________ PTE LTD, a company duly organised and existing under the laws of Singapore and having its registered office at ___________________________ (the "Charterer" and together with the Old Owner and the New Owner the "Parties" and singly each a "Party").

WHEREAS
(A)
By a time-charterparty dated ________________________ (and as attached hereto as  Annex I, the "Time Charter") made between the Old Owner and the Charterer, the Old Owner agreed to let to the Charterer, and the Charterer agreed to hire the Owner's Marshall Islands flagged vessel "_____________ Selmer", IMO No. ______________ (the "Vessel").

(B)
Pursuant to the terms and conditions of a memorandum of agreement dated ___________ 2017 (as from time to time amended, varied or supplemented the "MoA") made between the Old Owner as seller and the New Owner as buyer, the Old Owner has agreed - inter alia - to sell and deliver the Vessel to the New Owner and the New Owner has agreed to purchase the Vessel from the Old Owner. Upon the Vessel's sale and delivery, the Old Owner and the New Owner shall execute a protocol of delivery and acceptance (the "PoDA").

(C)	The Old Owner, the Charterer and the New Owner wish that:
(a)
the Old Owner novates and transfers all its rights, benefits, obligations (whether contractual and/or non-contractual) and liabilities (if any) arising as from the Effective Time (as hereinafter defined) out of, under or in connection with the Time Charter to the New Owner and the New Owner undertakes to perform the Time Charter and to be bound by all the terms of the Time Charter and assume all obligations and liabilities thereunder as from the Effective Time (as hereinafter defined); and

(b)
the Old Owner is released from all obligations (contractual and/or non-contractual) and liabilities (if any) out of, under or in connection with the Time Charter as from the Effective Time (as hereinafter defined), provided however that any such obligations (contractual and/or non-contractual) and liabilities (if any) that may exist or that may have arisen on or before the Effective Time shall be the sole responsibility of the Old Owner and the Old Owner undertakes and agrees to discharge in full any and all such obligations (contractual and/or non-contractual) and liabilities (if any).

NOW IT IS AGREED as follows:

1.          DEFINITIONS

1.1	Unless otherwise defined in this Agreement or the context otherwise requires, expressions defined in the Time Charter shall have the same meanings in this Agreement.

1

1.2	"Old Owner", "New Owner" and "Charterer" include their respective successors and permitted assigns.

1.3	Unless the context otherwise requires, words in the singular include the plural and vice versa.

2.          TRANSFER

With effect from and including the date and time of delivery of the Vessel to the New Owner as evidenced by the execution of the PoDA (the "Effective Time"):

2.1
In consideration of the Old Owner procuring the undertakings of the New Owner in terms of clause 2.2, hereof the Charterer releases the Old Owner from any and all liabilities (if any) and obligations (contractual and/or non-contractual) out of, under or in connection with the Time Charter required to be performed on or after the Effective Time.

2.2
In consideration of the Charterer's undertakings contained in clause 2.3 hereof, the New Owner undertakes to the Charterer to observe and perform in favour of and for the benefit of the Charterer all such obligations (contractual and/or non-contractual) required to be performed on or after the Effective Time in favour of the Charterer out of, under or in connection with the Time Charter to the intent that the New Owner shall thenceforth, in lieu of the Old Owner, be bound by (and the Charterer shall correspondingly be entitled to the benefit of performance by the New Owner, in lieu of the Old Owner of) the rights under and arising from the provisions of the Time Charter as read and/or construed and/or modified in accordance with clause 2.4 hereof and as same may hereafter be amended and/or supplemented.

2.3
In consideration of the New Owner's undertakings in clause 2.2 hereof, the Charterer undertakes to the New Owner to observe and perform in favour of and for the benefit of the New Owner, in lieu of the Old Owner, all such obligations (whether contractual and/or non-contractual) required to be performed on or after the Effective Time out of, under or in connection with the Time Charter to the intent that the New Owner shall thenceforth, in lieu of the Old Owner, be entitled to the benefit of (and the Charterer shall correspondingly be bound to the New Owner by) the provisions of the Time Charter as read and/or construed and/or modified in accordance with clause 2.4 hereof.

2.4
In consideration of the New Owner's undertakings in clause 2.2, the Old Owner hereby transfers to the New Owner, and the New Owner accepts, all the Old Owner's rights, title, benefits and interest in and to the Time Charter by way of novation of the Time Charter.

2.5
Subject to clauses 2.1 through 2.4 hereof, the New Owner shall substitute the Old Owner as a party to the Time Charter, such that the Vessel shall be let by the New Owner to the Charterer on the terms of the Time Charter and references in the Time Charter to "the Owners" shall be deemed references to the New Owner.

2.6
The Charterer confirms that no liabilities or any other obligations of whatsoever nature are outstanding by the Old Owner towards the Charterer under the Time Charter and related to the period prior to and on the date hereof.

3.          AMENDMENTS TO CHARTERPARTY

3.1
The Charterer shall ensure that all payments of the Charterer under the Time Charter, save as otherwise provided for herein and relevant to the period prior to the Effective Time, shall be paid to New Owner's bank account as follows:

2

Account owner:
Account number:
IBAN:
SWIFT/BIC:
CORRESPONDING BANK:
SWIFT/BIC:

3.2	The contact details stated in the Time Charter shall be amended to the effect that all notices or other correspondence addressed or to be addressed to:

If to the New Owner, to: ________________________.

4.	BUNKERS / CARGO / OFF-HIRE

The Parties agree that:

4.1
Bunker on board of the Vessel on the Effective Time is and shall remain the Charterer's property and shall be excluded from the sale of the Vessel and shall be settled on redelivery of the Vessel to the New Owner under the Time Charter in accordance with the terms of the Time Charter;

4.2
Pursuant to the MOA the Vessel shall be delivered either free of cargo or with the cargo on board of the Vessel at the Effective Time under the proviso that if the Vessel is delivered with cargo on board, the New Owner at the time of delivery shall become liable for the cargo vis-à-vis all cargo owners, shippers and all other third parties, save in the case of loss or damage sustained by such parties as a consequence of the acts or omissions of the Old Owner prior to the Effective Time, which shall remain the responsibility of the Old Owner and in respect of which the Old Owner shall hold the New Owner harmless; and

4.3
Any off-hire time including any off-hire periods before the Effective Time may be added to the final declared period provided in the Time Charter in the Charterer's option as per the Time Charter. The Old Owner and the Charterer shall deliver a statement to the New Owner [                       ] days prior to the Effective Time describing such periods of off hire as may have accrued during the term of the Charter.

5.	REPRESENTATIONS AND WARRANTIES

5.1          Each Party represents to the other that -

5.1.1
it has the power to execute this Agreement, the ancillary documents and instruments required hereunder and any other documentation relating to any of the same, to deliver this Agreement and the ancillary documents and instruments required hereunder and any other documentation relating to any of the same and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

5.1.2
such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

5.1.3
all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

3

5.1.4
none of the Parties have relied upon any representation or warranty made by any of the other Parties to this Agreement in entering into this Agreement and that the terms of this Agreement represent the entire agreement between the Parties in relation to the subject matter dealt with herein;

5.1.5	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

5.2          The Old Owner and the Charterer represent to the New Owner that -

5.2.1
the Time Charter is in full force and effect and that there are no addenda, supplemental or side agreements to the Time Charter and that the Time Charter constitutes the complete agreement between the Old Owner and the Charterer;

5.2.2	no dispute under or in relation to the Time Charter is pending or threatened on the date hereof;

5.2.3	no default has occurred and is continuing under the Time Charter.

6.          FURTHER ASSURANCES

The Charterer and the New Owner undertake each to the other, upon demand, and each at its own expense, to sign, perfect, do, execute and register all such further assurances, documents, acts and things as the other may reasonably require for the purpose of more effectually accomplishing or perfecting the novation of the Time Charter effected by this Agreement.

7.          COSTS AND EXPENSES

Each of the Parties shall bear its own costs in connection with the negotiation, preparation and execution of this Agreement and the ancillary documents and instruments required hereunder.

8.          MISCELLANEOUS

8.1	Notwithstanding any other provision to the contrary:

8.1.1
Insofar as any payment made by the Charterer to the Old Owner under the Time Charter before the Effective Time relates (in whole or in part) to any period after the Effective Time, then the said payment or the relevant portion thereof corresponding to the period after the Effective Time (the "Transfer Amount") shall, as far as the Charterer is concerned, be deemed payment to the New Owner and shall stand as good and proper payment and performance by the Charterer under the Time Charter. The Old Owner hereby confirms and acknowledges that it shall hold any such payment of the Transfer Amount in trust for the New Owner and shall pay same in full to the New Owner at the Effective Time.

8.1.2
If there is any unpaid hire (or fraction thereof) or any payment made by the Old Owner but which pursuant to the Time Charter terms is to be reimbursed to it by the Charterer ("Disbursements") and remains due to the Old Owner for a period prior to the Effective Time, such hire (or fraction thereof) or Disbursements shall be paid directly by the Charterer to the Old Owner. However, if for any reason whatsoever, any hire or Disbursements due for the period prior to the Effective Time, are paid to the New Owner, then such hire or Disbursements shall be paid by the New Owner to the Old Owner forthwith.

4

8.1.3
As regards any and all other amounts due or becoming due under or in connection with the Time Charter by the Charterer for reasons other than payment of hire or disbursements and relevant in whole or in part to a period prior to the Effective Time (the "Other Dues"), the rights to claim the same are, subject to the Effective Time occurring, with effect from the Effective Time transferred to the New Owner. Such amounts shall be paid to the latter (if paid on or after the Effective Time), the Old Owner hereby assigning any and all its rights in relation thereto to the New Owner subject to the Effective Time occurring and with effect from the Effective Time only. The Old Owner further notifies the Charterer that such rights are included in the sale under the MoA. Without prejudice to the foregoing, if for any reason whatsoever, contrary to the provisions hereof, any amounts relevant to the Other Dues are paid to the Old Owner by the Charterer on or after the Effective Time, then, without prejudice to the New Owner's rights, such amounts shall be forwarded forthwith by the Old Owner to the New Owner. The New Owner confirms to the Old Owner that it will make no claim against the Old Owner in respect of the events occurring as from the Effective Time causing such Other Dues.]

8.2
Should completion of the sale and transfer under the MoA not take place or should the PoDA not be signed or the MoA become invalid or be terminated for any reason whatsoever, this Agreement shall be null and void and neither Party shall have any recourse against the other Parties.

8.3
If at any time one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

8.4
No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the Parties or confirmed by an exchange of email or telefax.

9.          NOTICES

9.1
All notices (which expression includes any demand, request, consent or other communication) to be given by one Party to the others under this Agreement shall be in writing and (unless delivered personally) shall be given by email or telefax or first class pre-paid post (airmail if sent internationally) and be addressed:

9.1.1	in the case of the Old Owner, as follows:

___________________________ SHIPPING COMPANY LTD.
c/o ________________________
___________________________
___________________________

Attn. _______________________
E-Mail:  ____________________

9.1.2	in the case of the New Owner, as follows:

___________________________
c/o ________________________
___________________________
___________________________

Attn. _______________________
E-Mail:  ____________________

5

9.1.3	in the case of the Charterer, as follows:
___________________________
c/o ________________________
___________________________
___________________________

Attn. _______________________
E-Mail:  ____________________

9.2	If any of the Parties wishes to change its address for communication, the one shall give to the others not less than five (5) Banking Days' notice in writing of the change desired.

9.3
Notices addressed as provided above shall be deemed to have been duly given when despatched (in the case of emails or telefax), when delivered (in the case of personal delivery), two (2) days after posting (in the case of letters sent within the same country), or five (5) days after posting (in the case of letters sent internationally). In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given on the next following working day in such country.

9.4	All notices and documents to be given or delivered pursuant to or otherwise in relation to this Agreement shall be in the English language or be accompanied by a certified English translation.

10.          APPLICABLE LAW AND JURISDICTION

10.1	This Agreement shall be governed by and construed in accordance with the laws of England.

10.2
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators.

[signature page to follow]

6

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed by their duly authorised officers or other representatives the day and year first above written.

SIGNED	)
for and on behalf of	)
SHIPPING	)
COMPANY LIMITED	)
by its duly authorised attorney	)
)

SIGNED	)
for and on behalf of	)
)
by its duly authorised attorney	)
)
)

SIGNED	)
for and on behalf of	)
)
by its duly authorised attorney	)
)
7

ANNEX I
 TIME CHARTER

8

Exhibit C
[Form of Right of First Refusal Agreement for Technical Management of Certain Vessels]

(Please see Exhibit 10.10 to the Form 6-K filed by Hunter Maritime Acquisition Corp. on April 27, 2017)

Exhibit D

[Form of Technical Management Agreement]

(Please see Exhibit 10.9 to the Form 6-K filed by Hunter Maritime Acquisition Corp. on April 27, 2017)